UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
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SCHEDULE 14A
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EXCHANGE ACT OF 1934 (AMENDMENT NO. )
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THE KOREA FUND, INC.
(Name of Registrant as Specified In Its Charter)
     (Name of Person(s) Filing Proxy Statement, if other than Registrant)
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Press Release

FOR IMMEDIATE RELEASE	Contact: Christoph Hofmann +1 (800) 285-4086
Julian Reid (Chairman of the Board) +44-7768 068 200
The Korea Fund, Inc. Announces Adjournment of Annual Stockholder Meeting to November 5th, 2008
NEW YORK, October 31, 2008 (GLOBE NEWSWIRE) — The Board of the Korea Fund, Inc. (NYSE:KF) announced that the Annual Stockholder Meeting with respect to Proposal 2 of the latest proxy statement has been adjourned to Wednesday, November 5, 2008, at 10:00 a.m., Eastern time.
Proposal 2 consists of stockholder approval for (a) the issuance of Fund shares at a price below net asset value in connection with a distribution of long-term and short-term capital gains payable in Fund shares (valued at the lower of market price or net asset value, but in no event at less than 95% of market price) or, at the election of the stockholder, in cash, (b) the issuance of Fund shares representing 20% or more of the Fund’s pre-issuance outstanding voting power, and (c) the issuance of Fund shares to a substantial security holder of the Fund.
Stockholders are strongly encouraged to vote by proxy, which is customary in corporate meetings of this kind. You may also vote by calling 866-451-3782.
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The Korea Fund, Inc. is a non-diversified, closed-end investment company. The Fund seeks long-term capital appreciation through investing primarily in equity securities trading on the Korean stock exchanges. Its shares are listed on the New York Stock Exchange under the symbol “KF.”
RCM Capital Management LLC and RCM Asia Pacific Limited are the Fund’s investment manager and sub-adviser, respectively. Investment in closed-end funds involves risks. Additional risks are associated with international investing, such as currency fluctuation, government regulations, economic changes and differences in liquidity, which may increase the volatility of your investment. Foreign security markets generally exhibit greater price volatility and are less liquid than the U.S. market. Additionally, this Fund focuses its investments in certain geographical regions, thereby increasing its vulnerability to developments in that region. All of these factors potentially subject the Fund’s shares to greater price volatility. The net asset value of the Fund will fluctuate with the value of the underlying securities. Closed-end funds trade on their market value, not net asset value, and closed-end funds often trade at a discount to their net asset value.
The Fund’s daily New York Stock Exchange closing price and net asset value per share, as well as other information, including updated portfolio statistics and performance are available at www.thekoreafund.com or by calling the Fund’s shareholder servicing agent at (800) 331-1710.
Statements made in this release that look forward in time involve risks and uncertainties and are forward looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such risks and uncertainties include, without limitation, the adverse effect from a decline in the securities markets or a decline in the Fund’s performance, a general downturn in the economy, competition from other companies, changes in government policy or regulation, inability to attract or retain key employees, inability to implement its operating strategy and/or acquisition strategy, and unforeseen costs and other effects related to legal proceedings or investigations of governmental and self-regulatory organizations.